                                                           EXHIBIT NO. 99.10(e)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 58 to Registration Statement No. 2-50409 on Form N1-A of our reports dated June 18, 2004, relating to the financial statements of MFS Intermediate Investment Grade Bond Fund, MFS Limited Maturity Fund and MFS Research Bond Fund, each a series of MFS Series Trust IX, appearing in the Annual Reports to shareholders for the year ended April 30, 2004, and to the references made to us under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm and Financial Statements" in the Statements of Additional Information, all of which are part of such Registration Statement.


DELOITTE & TOUCHE LLP
-----------------------
DELOITTE & TOUCHE LLP

Boston, Massachusetts
March 28, 2005